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                                                                    EXHIBIT 10.2

                     SPONSORSHIP FOR TRADEABILITY AGREEMENT

         This CONSULTING AGREEMENT ("Agreement") is entered into by and between Centergistic Solutions, Inc, ("Company") a California Corporation located at 2045 W. Orangewood Ave., Orange, CA 92868. and Hanover Capital Corp ("Consultant"), a Nevada Corporation located at 38 Buckskin Road, Bell Canyon, CA 91307 this 1st day of July 2003.

         WHEREAS, Company is in need of consulting services and assistance relating to locating potential market makers to file the necessary paperwork in order for Company to become publicly traded on the NASDAQ OTC Electronic Bulletin Board.

         WHEREAS, Consultant has extensive experience in the area of equity markets and has numerous contacts in the investment industry; and

         WHEREAS, Company desires to engage Consultant to provide advice and counsel regarding the above-referenced areas and Consultant desires to accept such engagement.

         NOW, THEREFORE, in consideration of mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. SCOPE OF SERVICES. Company hires Consultant to provide services in connection with the preparation and filing of a Form 15c2-11 and the submission of the Form 15c2-11 to interested broker-dealers for possible submission to the NASD in order for Company's common stock to be traded on the Electronic Bulletin Board. Consultant shall assist Company in responding to questions and inquiries from the NASD and broker-dealers regarding the information contained in the Form 15c2-11. Consultant shall not provide trading or market support for Centergistic Solutions Inc.'s securities once said stock is trading and its compensation is not based upon such support. The Consultant will not provide any financial public relations nor assist in the raising of capital or other financing for Company under this Agreement.

         Consultant shall provide those services reasonably required to represent and assist Company and shall take reasonable steps to keep Company informed of its progress. Company acknowledges that Consultant may provide services to other entities. Consultant agrees not to disclose or reveal any confidential or proprietary information it obtains as a result of its association with Company to anyone outside Company

         SECTION 2. COMPENSATION. Consultant will be paid as follows:

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         A.       $5,000 retainer refundable if consultant is not successful.
                  For purposes of this agreement success will be defined when Company has been filed with a qualified, sponsoring broker dealer, market make for tradability.

         B. 50,000 shares with piggyback registration rights and WITHOUT ANTI-DILUTION RIGHTS. The shares will be issued after the completion of the proposed forward split of the Company stock creating 10 million or more shares issued.

         SECTION 3. TERMS OF AGREEMENT. The Agreement will terminate upon acceptance of the filing of the 15c211.

         SECTION 4. TERMINATION. Company or Consultant may terminate this Agreement upon the giving of thirty (30) days advance written notice to the other party. Termination notwithstanding, Consultant shall still be entitled to be paid all amounts earned under this Agreement no later than the effective date of the termination if termination is due to Company's failure to respond to requests for information or documentation in a timely fashion or if Company fails to carry out its obligations and responsibilities under this Agreement.

         SECTION 5. DESIGNATION AS INDEPENDENT CONTRACTOR. It is hereby understood and agreed that Consultant is an independent contractor of Company and that neither Consultant nor Company shall assume any liability whatsoever for activities or acts of the other, directly or indirectly. It is also hereby expressly acknowledged and agreed this engagement agreement in no way creates any joint venture or partnership between the parties hereto nor is consultant an agent for Company Consultant has no authority, express or implied, to bind Company to any contracts or agreements.

         SECTION 6. REPRESENTATIONS AND WARRANTIES. It is expressly agreed and understood by Company that the Consultant will introduce Company to certain broker-dealers that may be interested in filing a Form 211 on Company's behalf so that Company's common stock may be traded on the Electronic Bulletin Board. The ultimate decision of whether or not to file the 15c2-11 rests with each broker-dealer and not with the Consultant. Additionally, the ultimate decision as to whether or not Company's stock can trade on the Electronic Bulletin Board rests with the NASD, not the Consultant or the broker-dealer. In addition, Company represents and warrants as follows:

         A. Company acknowledges that the Consultant recommended Company to file the necessary forms with the SEC in order to become a reporting company so that Company could trade on the OTC Electronic Bulletin Board.

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         B.       Company acknowledges and agrees to promptly provide all
                  necessary documents and information to Consultant and any other necessary parties in order to complete the Form 15c2-11 and to respond to any inquiries for information from the NASD or the broker-dealer in a prompt manner. Any delays in responding to requests for information will delay the trading of the Company stock on the Electronic Bulletin Board.

         C. Company represents and warrants that the Consultant has only been retained to provide the services contained herein and no other services have been offered nor agreed to except those services as described in the Consulting agreement dated July 1, 2003 between the parties.

         D. Company represents and warrants that it understands that the ultimate decision regarding whether Company's stock can be traded on the Electronic Bulletin Board rests with the broker-dealers and the NASD, that while Consultant will use its best efforts to help Company achieve said listing, Consultant cannot guarantee that said listing will ultimately occur and Consultant's fee is not contingent upon listing in the Electronic Bulletin Board happening.

         E. Continued listing and stock performance is entirely up to Company meeting its projections and successfully operating its company.

         SECTION 7. MISCELLANEOUS.

         A. The validity and interpretation of this Agreement and each clause and part thereof shall be governed by and construed in accordance with the laws and regulations of the State of California. Both parties agree to submit to binding arbitration in Orange County, California.

         B. Any consent required under this Agreement shall not be unreasonably withheld.

         C. Any notices required under this Agreement shall be deemed to be in compliance if transmitted via facsimile to the principal place of business of either party hereto or if mailed, certified mail, return receipt requested.

         D. This Agreement is the entire agreement of the parties and shall supersede any previously executed agreements between the parties relating to the subject matter whereof. Any amendments to this Agreement must be in writing and signed by the authorized representatives of all parties.

         E. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party.

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         F.       Throughout this Agreement, the singular shall include the
                  plural, the plural shall include the singular, the masculine and the neuter shall include the feminine, wheresoever the context so requires.

         G. If any provisions of this Agreement are declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. Such remaining provisions shall be fully severable and this Agreement shall be construed as if such invalid provisions had never been inserted in this Agreement.

         H. The parties shall execute and deliver any and all such other instruments and shall take any and all such other actions as may be reasonably necessary to carry the intent of this Agreement into full force and effect.

         I. This Agreement supersedes and replaces all previous agreements between the parties hereto.

                  IN WITNESS WHEREOF, the parties have set their hands and seals the day first hereinabove written.

                                    Centergistic Solutions, Inc

                                    By: /s/ Ricardo G. Brutocao
                                        -------------------------------
                                        Ricardo G. Brutocao, President, CEO

                                    Hanover Capital Corp.

                                    By: /s/ James E. Hock
                                        -------------------------------
                                        James E. Hock, President

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